UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2024

FOSSIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41040	75-2018505
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

901 S. Central Expressway Richardson, Texas (Address of principal executive offices)	75080 (Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FOSL	The Nasdaq Stock Market LLC
7.00% Senior Notes due 2026	FOSLL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 24, 2024, Fossil Group, Inc. (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Buxton Helmsley Active Value Fund, L.P. and Buxton Helmsley Capital Partners LLC (collectively, “Buxton”).

Pursuant to the Cooperation Agreement, the Company agreed, among other things, to appoint Pamela B. Corrie (the “Investor Director”) to the board of directors of the Company (the “Board”) and the Nominating and Corporate Governance Committee of the Board as promptly as practicable. The Investor Director (or any replacement nominee mutually selected by the Board and Buxton in the event of Ms. Courrie’s resignation or removal) will be nominated by the Board to stand for election for a full term at the Company’s 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). Until the earlier of (i) the date of the 2025 Annual Meeting of Stockholders of the Company and (ii) a change of control of the Company (the “Termination Date”), the size of the Board will not exceed ten (10) directors, which will include not more than nine (9) independent directors.

Pursuant to the Cooperation Agreement, Buxton has agreed to abide by certain standstill restrictions and voting commitments. The Cooperation Agreement also includes procedures regarding the replacement of the Investor Director upon certain events and a mutual non-disparagement provision. Buxton’s right to participate in the selection of the replacement Investor Director, and the Company’s obligations with respect to the appointment of such replacement Investor Director, is subject, among other things, to Buxton owning a “net long position” of, or having aggregate net long economic exposure to, all of the shares of the Company’s then outstanding common stock that Buxton owns at the time of the signing of the Cooperation Agreement.

Pursuant to the Cooperation Agreement, Buxton has, contemporaneously with entry into such agreement, withdrawn (i) its nomination notice, dated as of February 16, 2024, submitted to the Company and (ii) its demand to inspect certain books, records and documents of the Company pursuant to Section 220 of the Delaware General Corporation Law. The Cooperation Agreement will remain effective until the Termination Date.

The foregoing summary of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2024, the Company announced that Eugene I. Davis and Pamela B Corrie have been appointed to the Board of Directors (the “Board”), effective March 24, 2024. Mr. Davis was appointed to serve on the Audit Committee of the Board, and Ms. Corrie was appointed to serve on the Nominating and Corporate Governance Committee of the Board.

There are no arrangements or understandings between Mr. Davis and any other persons pursuant to which he was appointed as a director. There are also no family relationships between Mr. Davis and any director or executive officer of the Company, and Mr. Davis does not have any direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Corrie was appointed to the Board in accordance with the terms of the Cooperation Agreement. There are no family relationships between Ms. Corrie and any director or executive officer of the Company, and Ms. Corrie does not have any direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

For their service on the Board, each of Mr. Davis and Ms. Corrie will receive the Company’s standard non-employee director cash compensation, which includes an annual cash retainer of $140,000. The annual retainer to be paid to each of Mr. Davis and Ms. Corrie will be paid on a quarterly basis in arrears and will be pro-rated for the first quarter based on the number of days between the date of their appointment and March 31, 2024, the end of the first calendar quarter.

In addition, pursuant to the Company’s 2016 Long-Term Incentive Plan (the “Plan”), each of Mr. Davis and Ms. Corrie would be entitled to receive a grant of 35,476 restricted stock units as of the effective date of appointment, pro-rated to reflect the number of days between the date of appointment and the one-year anniversary of the Company’s 2023 Annual Stockholders Meeting.

Each of Mr. Davis and Ms. Corrie would also receive an additional grant of restricted stock units equal to the number of shares of common stock having an aggregate fair market value of $130,000 on the date of the Company’s 2024 Annual Meeting of Stockholders, if he or she is then serving as a non-employee director. The restricted stock units will vest and convert into shares of common stock (i) upon the first anniversary of the date of grant for the restricted stock units granted upon appointment to the Board; and (ii) upon the earlier of the first anniversary of the date of grant or the first Annual Meeting of Stockholders following the date of grant for the restricted stock units to be granted on the date of the 2024 Annual Meeting of Stockholders; provided that Mr. Davis or Ms. Corrie, as applicable, is providing services to the Company or its subsidiaries on each such vesting date.

Each of Mr. Davis and Ms. Corrie entered into the Company’s standard form of indemnification agreement for directors as of March 24, 2024.

On March 25, 2024, the Company issued a press release announcing the appointments of Mr. Davis and Ms. Corrie, which is incorporated herein by reference. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Cooperation Agreement, dated as of March 24, 2024, by and among the Company, Buxton Helmsley Active Value Fund, L.P. and Buxton Helmsley Capital Partners LLC.

10.2	Form of Indemnification Agreement signed by directors and executive officers (incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q filed on November 9, 2023).

99.1	Press Release, dated March 25, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2024

FOSSIL GROUP, INC.

	By:	/s/ SUNIL M. DOSHI
	Name:	Sunil M. Doshi
	Title:	Executive Vice President, Chief Financial Officer and Treasurer